EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF HYTHIAM, INC.

Hythiam, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:                     The name of the Corporation is Hythiam, Inc.

SECOND:                The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 29, 2003.

THIRD:                    That the Board of Directors of the Corporation has duly adopted resolutions (A) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment (i) to increase the authorized shares of the common stock, par value $0.0001 per share, to two billion (2,000,000,000) shares and (ii) to change the name of the Corporation and (B) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

FOURTH:                That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

FIFTH:                     Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST:  The name of the Corporation is: CATASYS, INC. (hereinafter referred to as the “Corporation”).”

SIXTH:                    The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH:               1.    The authorized capital stock of the Corporation shall consist of two billion fifty million (2,050,000,000) shares, of which two billion (2,000,000,000) shares shall be designated as Common Stock, each with a par value of $0.0001 per share (the “Common Stock”), and fifty million (50,000,000) shares shall be designated as Preferred Stock, each with a par value of $0.0001 per share (the “Preferred Stock”).”

SEVENTH:              This Certificate of Amendment shall be effective on March 17, 2011 at 12:01 a.m. EST.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 9th day of March, 2011.

HYTHIAM, INC.

By:	/s/ Peter Donato
Peter Donato
Chief Financial Officer